Exhibit 99.1

DATE:  MAY 18, 2005

TO:         WINMARK 401(k) SAVINGS PLAN PARTICIPANTS AND

                DIRECTORS AND EXECUTIVE OFFICERS OF WINMARK CORPORATION

FROM:  SUE HLAVAC

IMPORTANT NOTICE REGARING YOUR RIGHTS UNDER

THE WINMARK CORPORATION 401(k) SAVINGS PLAN

This notice is to inform you that the Winmark Corporation 401(k) Savings plan will be changing investment options and changing record keepers and trustees from Stanton Trust Company to T. Rowe Price and State Street Trust Company, effective July 1, 2005.

As a result of these changes, you temporarily will be unable to:

•                  direct or diversify investments in your individual accounts,

•                  obtain a loan from the plan, or

•                  obtain a distribution from the plan.

This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

Notice of Blackout Period for Participants: The blackout period with respect to obtaining a loan or distributions and for directing or diversifying investments in your individual account is expected to begin at approximately 7 a.m. central time on June 21, 2005 and end during the week of July 22, 2005.  During these weeks, you can determine whether the blackout period has started or ended by calling 1-800-354-2351.

During the blackout period you will be unable to direct or diversify the assets held in your plan account, including Winmark stock. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments

Notice of Discontinuance of Winmark Stock Fund: In connection with the change in investment funds and record keeper, the plan will no longer offer a fund consisting of common stock of Winmark Corporation as an investment option after June 30, 2005.  That portion, if any, of each participant’s account invested in Winmark Corporation common stock on June 21, 2005, the start of the blackout period, will be sold on or shortly after June 30, 2005, based on a fair value formula agreed to by Stanton Trust and Winmark. Following the sale, the proceeds from the sale of Winmark Corporation common stock in each participant’s account, if any, will be reinvested among the investment funds you have designated for the investment of your account after June 30, 2005.

Notice of Blackout Period for Directors and Executive Officers of Winmark:  In connection with the blackout of the participants’ right to direct or diversify investments, each director and executive officer subject to Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 will temporarily be unable to purchase, sell or otherwise acquire or transfer Winmark Corporation common stock during the blackout period beginning at approximately 7 a.m. central time on June 21, 2005 and ending the week of July 22, 2005. During these weeks, you can determine whether the blackout period has started or ended by calling 1-800-354-2351.

Participants and beneficiaries of the 401(k) Plan, and directors and executive officers of Winmark Corporation who have any questions concerning this notice, should contact Sue Hlavac, Winmark Corporation, 4200 Dahlberg Drive, Suite 100, Minneapolis, MN 55422-4837  @ 763-520-8418.